Vyyo Reports Second Quarter Fiscal Year 2005 Results

PALO ALTO, Calif., Aug. 11 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of broadband access equipment for cable and private, wireless broadband network solutions, today reported financial results for the second quarter ended June 30, 2005.

For the second quarter of 2005, Vyyo reported sales of $1.2 million, compared to $0.7 million in the first quarter of 2005. Loss for the second quarter of 2005 was $8.2 million or $0.53 per share, compared to a loss of $6.7 million, or $0.44 per share, in the first quarter of 2005. Loss from continuing operations for the second quarter of 2005 was $8.3 million, or $0.54 per share, compared to $7.0 million, or $0.46 per share, in the first quarter of 2005. As of June 30, 2005, Vyyo had cash, cash equivalents and short-term investments of $27.3 million.

“The market drivers for both our cable solutions and our 700 MHz wireless utility solutions continue to materialize,” stated Davidi Gilo, Chairman and Chief Executive Officer of Vyyo. “This is best evidenced by the cable trials, now numbering seven, and the growing traction of our private wireless solution.”

Investor Conference Call

Vyyo will host an investor conference call to discuss the second quarter results on Thursday, August 11, 2005 at 1:30 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial (303) 262-2137 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through August 14, 2005 by dialing (303) 590-3000 and entering access code 11036042#.

About Vyyo Inc.

Vyyo provides cable and wireless broadband access solutions. Our products are designed for use by utilities, cable television and telecommunication operators, wireless ISPs and enterprise. Our solutions enable utilities to operate secure wireless networks for communications and SCADA (Supervisory Control And Data Acquisition) of their remote assets. Cable television and telecommunication operators, wireless ISPs and enterprise use our DOCSIS-based solutions to deliver telephony (T1/E1), high-speed data, and VOIP to business and residential subscribers. Our cable bandwidth expansion solutions are designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” by up to 2x in the downstream and up to 10x in the upstream, addressing bandwidth demand for T1 and other advanced services. For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those regarding the market drivers for our cable solutions and 700 MHz utility solutions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: whether we will be able to move from the development stage to deployment and establish commercial relationships with the cable system operators; whether we will be able to successfully produce our wireless systems and whether such systems will be adopted and deployed by utilities; the current limited visibility available in the telecommunications and broadband access equipment markets; the competitive pricing environment and slower than expected development of broadband wireless opportunities; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute its broadband wireless products in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2004, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Contacts:

Investor Relations

Walt Ungerer

Vice President, Corporate Communications

Vyyo, Inc.

650.319.4029

ir@vyyo.com

www.vyyo.com

Media Relations

Paul Schneider

PSPR, Inc.

215.702.9784

pspr@att.net

Vyyo Inc.

Condensed Consolidated Statements of Operations

In Thousands, except per common share data

	Three Months Ended June 30, 2005	Three Months Ended March 31, 2005
Revenues	$1,152	$704
Cost of revenues:
Cost of products sold *	1,347	694
Amortization of technology	92	92

Total Cost of revenues	1,439	786

Gross loss	(287)	(82)
Operating expenses (income):
Research and development	2,858	2,732
Selling and marketing	3,104	2,687
General and administrative, net	1,872	1,476
Amortization of intangible assets	417	417
Restructuring adjustments	(93)	(315)

Total operating expenses	8,158	6,997
Operating loss	(8,445)	(7,079)
Interest income, net	120	76

Loss from continuing operations	(8,325)	(7,003)
Discontinued operations	100	265

Loss for the period	$(8,225)	$(6,738)

Loss per common share

Continuing operations	$(0.54)	$(0.46)
Discontinued operations	0.01	0.02

	$(0.53)	$(0.44)

Weighted average number of common shares outstanding—
Basic and diluted	15,381	15,195

*	During the three months ended June 30 2005, the Company recorded a write-down of excess inventory of $0.35 million.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	June 30, 2005	March 31, 2005
Assets
Current Assets:
Cash and cash equivalents and short-term investments	$27,309	$34,264
Accounts receivable, net	1,321	724
Inventories	2,899	3,500
Other current assets	1,130	1,208

Total Current Assets	32,659	39,696

Property and Equipment, net	1,758	1,554
Employee rights upon retirement funded	794	759
Intangible Assets	5,784	6,293

Total Assets	$40,995	$48,302

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,949	$1,862
Accrued liabilities	6,813	6,433

Total Current Liabilities	8,762	8,295

Liability for employee rights upon retirement	1,552	1,439

Total Stockholders’ Equity	30,681	38,568

Total Liabilities and Stockholders’ Equity	$40,995	$48,302